Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-156695

Performance Tracking Securities

Efficient Access to Markets and Trading Strategies

UBS AG, Jersey Branch

January 13, 2009

PROSPECTUS SUPPLEMENT (To Prospectus dated January 13, 2009)

Product Supplement
Performance Tracking Securities

Efficient Access to Markets and Trading Strategies

UBS AG from time to time may offer and sell Performance Tracking Securities, which we refer to as the “Securities.” This product supplement describes some of the general terms that may apply to the Securities and the general manner in which they may be offered. The specific terms of any Securities that we offer, including the name of the underlying index (the “underlying index”), and the specific manner in which such Securities may be offered, will be described in a free writing prospectus and a pricing supplement to this product supplement. If there is any inconsistency between the terms described in such free writing prospectus or pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the free writing prospectus or pricing supplement will be controlling. The general terms of the Securities are described in this product supplement and, unless otherwise specified in the free writing prospectus or pricing supplement, include the following:

Issuer (Booking Branch):
UBS AG (Jersey Branch)
Coupon:
The Securities do not pay interest during the term.
Payment at Maturity or Upon Early Exchange:
At maturity or upon early exchange, you will receive a cash payment per Security equal to the Redemption Amount.
Investment Amount:
An amount equal to the principal amount minus any applicable upfront fee.
Redemption Amount:
(Investment Amount × Index Performance) — any applicable Fee Amount
Index Performance:
Index Ending Level Index Starting Level
Fees:
The Securities may be subject to an upfront fee and/or a Fee Amount.
The “Fee Amount”, if applicable, is equal to (a pre-determined percentage) per annum × Investment Amount × Index Performance. The Fee Amount is calculated on a daily basis, with the fee being equal to zero on the trade date, and then increasing, on each subsequent calendar day, by an amount equal to: (a pre-determined percentage/365) × Investment Amount × Index Performance. We refer to the pre-determined percentage as an “Annual Fee.”
Of the pre-determined percentage, a percentage will constitute an annual commission to UBS Financial Services Inc. For a more detailed explanation please see “Supplemental Plan of Distribution” on page PS-31.
The Securities are not principal protected. You will lose some or all of your investment if the underlying index declines or does not increase by an amount sufficient to offset the cumulative effect of the fees.
Exchange Right:
You will have the right to exchange your Securities on certain predetermined dates (each an “exchange date”) for a cash payment equal to the Redemption Amount determined on the valuation date, which will be the third, fourth or fifth business day before the applicable exchange date.
No Listing:
The Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:
UBS Securities LLC, or as specified in the applicable pricing supplement.

The applicable pricing supplement will describe the specific terms of the Securities, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-9 of this product supplement for risks related to an investment in the Securities.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Characterization” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated January 13, 2009

ADDITIONAL INFORMATION ABOUT THE PERFORMANCE TRACKING SECURITIES

You should read this product supplement together with the prospectus dated January 13, 2009, relating to our Medium Term Notes, Series A, of which the Securities are a part, and any free writing prospectus or pricing supplement that we may file with the SEC from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

➢	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 00011144446.

Product Supplement

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

Product Supplement Summary

This product supplement describes terms that will apply generally to the Securities. Prior to the date on which an offering of Securities is priced, or the “trade date”, UBS AG will prepare a separate free writing prospectus that will apply specifically to that offering and will include the identity of the underlying index as well as any changes to the general terms specified below. On the trade date, UBS AG will prepare a pricing supplement that, in addition to the identity of the underlying index and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any free writing prospectus and pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Securities”, we mean Performance Securities with Contingent Protection. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 13, 2009, of UBS. References to the “applicable pricing supplement” mean the pricing supplement and any free writing prospectus that describe the specific terms of your Securities.

What Are the Performance Tracking Securities?

Performance Tracking Securities, or the “Securities”, are medium-term notes issued by UBS AG, the return on which is linked to the performance of an underlying index (the “underlying index”) during a specified observation period. The “observation period” will commence on the date on which the Securities are priced (the “trade date”) and end on either a date specified in the applicable pricing supplement (which will generally be a date approximately three to five business days before the maturity date of the Securities, subject to adjustment upon the occurrence of a market disruption event (as described herein), or the “final valuation date”) or a date approximately three to five business days before an exchange date (a “valuation date”), subject to adjustment upon the occurrence of a market disruption event (as described herein).

The underlying index will be specified in the applicable pricing supplement to this product supplement.

At maturity or upon an early exchange, you will receive a cash payment per Security equal to the Redemption Amount, which will be calculated on the applicable valuation date or final valuation date, as the case may be, and based on the Index Performance.

The “Redemption Amount” will equal:

(Investment Amount × Index Performance) – any applicable Fee Amount

The “Investment Amount” will equal: principal amount – any applicable upfront fee

The “Index Performance” will be calculated as follows:

Index Performance  =
Index Ending Level

Index Starting Level

where the “Index Starting Level” will equal the closing level of the underlying index on the trade date and the “Index Ending Level” will equal the closing level of the underlying index on the applicable valuation date or final valuation date, as the case may be.

The “Fee Amount”, if applicable, will equal a pre-determined percentage per annum (which will be provided in the applicable pricing supplement) x Investment Amount x Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date, and then increasing, on each subsequent calendar day, by an amount equal to: (a pre-determined percentage/365) x Investment Amount x Index Performance.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early exchange.

The applicable pricing supplement will specify the trade date, the exchange dates, the applicable valuation dates, any applicable upfront fee, the percentage used in any applicable Fee Amount calculation and the final valuation date, as well as the respective terms of each offering of the Securities, including the underlying index and the Index Starting Level.

We may issue separate offerings of the Securities that are identical in all respects, except that each offering is linked to the performance of a different underlying index and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Securities is a separate and distinct security and you may invest in one or more offerings of the Securities as set forth in the applicable pricing supplement. The performance of each offering of the Securities will depend solely upon the performance of the underlying index to which such offering is linked and will not depend on the performance of any other offering of the Securities.

The Securities are fully exposed to any decline in the level of the underlying index. You may lose some or all of your investment if the underlying index declines or if the underlying index does not increase by an amount sufficient to offset the cumulative effect of the fees.

Exchange Right

You will have the right to exchange your Securities on predetermined exchange dates for a cash payment equal to the Redemption Amount determined on the applicable valuation date, which will be the third, fourth or fifth business day before the applicable exchange date.

The Securities are Part of a Series

The Securities are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Specific Terms will be described in Applicable Pricing Supplements

The specific terms of your Securities will be described in the applicable pricing supplement accompanying this product supplement. The terms described there supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement, and any free writing prospectus, should be read in connection with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

Subject to the specific terms of your Securities as described in the applicable pricing supplement, an investment in the Securities may offer the following features:

➢	Participation in the underlying index — The Securities provide the opportunity at maturity or upon an early exchange to participate in the potential increase in the level of the underlying index from the trade date to the applicable valuation date or the final valuation date, as the case may be, subject to reduction by any applicable fees (which may consist of an upfront fee and/or a Fee Amount).
➢	Annual exchange right — You will have the right to exchange your Securities on predetermined exchange dates for a cash payment equal to the Redemption Amount determined on the applicable valuation date, which will be the third, fourth or fifth business day before the applicable exchange date.

Selected Risk Considerations

An investment in any of the Securities involves significant risks. Some of the risks that apply generally to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of this product supplement and the “Key Risks” section of the applicable pricing supplement.

➢	You may lose some or all of your principal — The Securities are fully exposed to any decline in the level of the underlying index. You will lose some or all of your principal if the Index Ending Level is below the Index Starting Level or if the Index Ending Level is not sufficiently above the Index Starting Level to offset the cumulative effect of any applicable fees.
➢	Cumulative effect of applicable fees — The cumulative effect of any applicable fees will reduce your participation in the performance of the underlying index and the secondary market price of the Securities.
➢	Market risks — The return on the Securities, which may be positive or negative, is directly linked to the performance of the underlying index and will depend on whether, and the extent to which, the level of the underlying index increases or decreases.
➢	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any Securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to the applicable exchange date or the maturity date, you may have to sell them at a substantial loss.
➢	No interest payments or income from the Securities — You will not receive any interest payments on the Securities.
➢	Credit of issuer — An investment in the Securities is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Securities.
➢	Price prior to exchange or maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of such index; interest rates in the markets; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of UBS.
➢	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying index and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying index, may adversely affect the market price of the underlying index and, therefore, the market value of the Securities.
➢	Potential conflict of interest — UBS and its affiliates may engage in trading activities related to the underlying index, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, who may be an affiliate of the Issuer, will decide the Redemption Amount paid to you at maturity or upon an early exchange. The calculation agent can postpone the determination of the Index Ending Level or the applicable exchange date or the maturity date, as the case may be, if a market disruption event occurs and is continuing on the applicable valuation date or the final valuation date, as the case may be.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the underlying index and therefore the market value of the Securities.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

The Securities may be a suitable investment for you if:

Subject to the specific terms of your Securities, as specified in the applicable pricing supplement, the Securities may be a suitable investment for you if:

➢	You seek an investment with a return linked to the performance of the underlying index.
➢	You believe the level of the underlying index will increase during the term of the Securities by an amount great enough to offset the cumulative effect of any applicable fees.
➢	You are willing to accept the risk that you may lose some or all of your investment.
➢	You do not see current income from this investment.
➢	You are willing to hold the Securities until an exchange date or until maturity.

The Securities may not be a suitable investment for you if:

Subject to the specific terms of your Securities, as specified in the pricing supplement, the Securities may not be a suitable investment for you if:

➢	You are not willing to accept the risk that you may lose some or all of your investment.
➢	You seek an investment that is 100% principal protected.
➢	You believe the level of the underlying index will not increase by an amount sufficient to offset the cumulative effect of any applicable fees or that the level of the underlying index will decline during the term of the Securities.
➢	You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
➢	You are unable or unwilling to hold the Securities to an exchange date or until maturity.
➢	You seek current income from your investments.
➢	You seek an investment for which there will be an active secondary market.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular Structured Product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an applicable asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the applicable asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the applicable asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the applicable asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the applicable asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-26 and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid forward contract with respect to the underlying index. If your Securities are so treated, you should generally recognize capital gain or loss upon the maturity of your Securities (or upon your sale, exchange or other disposition of your Securities prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss generally should be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-27.

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity or upon early exchange on the Securities:

Step 1: Calculate the Index Performance

The Index Performance will be calculated as follows:

Index Performance  =
Index Ending Level

Index Starting Level

where the “Index Starting Level” will equal the closing of the underlying index on the trade date and the “Index Ending Level” will equal the closing level of the underlying index on the applicable valuation date or the final valuation date, as the case may be.

Step 2: Calculate the Fee Amount

The Fee Amount, if applicable, is equal to a pre-determined percentage per annum multiplied by the Investment Amount multiplied by the Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date, and then increasing, on each subsequent calendar day, by an amount equal to: (a pre-determined percentage/365) x Investment Amount x Index Performance.

Step 3: Calculate the Redemption Amount

At maturity or upon early exchange you will receive a cash payment per Security equal to the Redemption Amount. The Redemption Amount will equal:

(Investment Amount × Index Performance) – any applicable Fee Amount

The Securities are not principal protected. You will lose some or all of your investment if the underlying index declines or does not increase by an amount sufficient to offset the cumulative effect of any applicable fees.

Hypothetical example of how the Securities perform at maturity

The following examples show how the Securities would perform in hypothetical circumstances. At maturity or upon an early exchange (based on the valuation date immediately preceding each exchange date), investors receive a payment equal to the Investment Amount multiplied by the Index Performance, less the Fee Amount. The figures in these examples have been rounded for ease of analysis.

Since the fees reduce the amount at maturity or upon early exchange, the value of the underlying index must increase by the amount of the fees in order for you to receive at least the principal amount of your investment at maturity or upon early exchange. If the value of the underlying index decreases or does not increase by the amount of the fees, you will receive less than the principal amount of your investment at maturity or upon early exchange.

The examples and table below illustrate the payment at maturity for a $10 note on a hypothetical offering of the Securities, with the following assumptions†:

Upfront fee	1.25%
Pre-determined percentage	1.50%
Investment Amount:	$9.875 (an amount equal to the principal amount minus the upfront fee)
Index Starting Level:	350.00
Term:	5 years with annual Exchange Rights
†	The upfront fee, pre-determined percentage, Investment Amount, Index Starting Level and Term will be specified in the applicable pricing supplement to this product supplement.

Example 1: The Index closes at 573.11 on the final valuation date, a 63.74% increase from the Index Starting Level of 350.00.

Year	Index Level(1)	Change in Index Level(2)	Fee Amount(3)	Redemption Amount(4)
0	350.00
1	400.16	14.33%	0.14	$11.15
2	472.41	34.97%	0.33	$13.00
3	449.11	28.32%	0.52	$12.15
4	616.29	76.08%	0.74	$16.65
5	573.11	63.74%	1.01	$15.16
Annualized Index Return				10.37%
Annualized Return on the Securities (including fees)				8.67%
Total Return on the Securities (including fees)				51.57%

A 63.74% increase in the level of the Index results in a Redemption Amount of $15.16 (per $10.00 Security), a 51.57% return on the Securities.

Example 2: The Index closes at 297.45 on the final valuation date, a 15.01% decrease from the Index Starting Level of 350.00.

Year	Index Level(1)	Change in Index Level(2)	Fee Amount(3)	Redemption Amountf(4)
0	350.00
1	371.37	6.11%	0.16	$10.32
2	316.50	-9.57%	0.31	$8.62
3	305.17	-12.81%	0.44	$8.17
4	343.72	-1.79%	0.59	$9.11
5	297.45	-15.01%	0.72	$7.67
Annualized Index Return				-3.20%
Annualized Return on the Securities (including fees)				-5.17%
Total Return on the Securities (including fees)				-23.27%

A 15.01% decline in the level of the Index results in a Redemption Amount of $7.67 (per $10.00 Security), a -23.27% return on the Securities.

Example 3: The Index closes at 388.15 on the final valuation date, a 10.90% increase from the Index Starting Level of 350.00.

Year	Index Level(1)	Change in Index Level(2)	Fee Amount(3)	Redemption Amount(4)
0	350.00
1	481.53	37.58%	0.17	$13.41
2	428.67	22.48%	0.38	$11.72
3	352.37	0.68%	0.54	$9.40
4	392.81	12.23%	0.70	$10.39
5	388.15	10.90%	0.86	$10.09
Annualized Index Return				2.09%
Annualized Return on the Securities (including fees)				0.17%
Total Return on the Securities (including fees)				0.86%

A 10.90% increase in the level of the Index results in a Redemption Amount of $10.11(per $10.00 Security), a 0.86% return on the Securities.

(1)	Index Starting Level is assumed to be 350.00. The actual Index Starting Level will be determined on the trade date.
(2)	“Change in Index Level” is the hypothetical percentage change in the level of the underlying index for that year, measured from the Index Starting Level.
(3)	“Fee Amount” is the hypothetical fee amount for that year, calculated on a daily basis based on assumed daily Index Ending Levels.
(4)	“Redemption Amount” is the hypothetical redemption amount on the exchange date for that year (or on the maturity date for Year 5).

Hypothetical Payment Amounts on Your Securities

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Securities at maturity or upon early exchange and the cash payment that could be delivered for each of your Securities on the stated maturity date or exchange date, based on a range of hypothetical starting levels and ending levels of the underlying index and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical ending levels of the underlying index on the applicable valuation date, the final valuation date or on any trading day during the observation period could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on closing levels for the underlying index that may not be achieved on the applicable valuation date, the final valuation date or on any trading day during the observation period and on assumptions regarding terms of the Securities that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Securities on the stated maturity date may bear little or no relationship to the actual market value of your Securities on that date or at any other time, including any time over the term of the Securities that you might wish to sell your Securities. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Securities, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Securities might be, it may bear little or no relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the options, stocks or futures contracts on physical commodities comprising the index (the “index constituent stocks” and the “index commodities,”respectively, and together, the “index constituents”) or in the underlying index. The following factors, among others, may cause the financial return on your Securities to differ from the financial return you would receive by investing directly in the underlying index:

➢	in the case of direct investment in the index or index constituents, the return could include substantial dividend payments, which you will not receive as an investor in the Securities;
➢	in the case of direct investment in index constituents, the return could include rights that you will not have as an investor in the Securities; and
➢	an investment directly in the underlying index is likely to have tax consequences that are different from an investment in the Securities.

We describe various risk factors that may affect the market value of the Securities, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-9 of this product supplement.

We cannot predict the closing levels of the underlying index. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Securities on the stated maturity date, nor should it be viewed as an indication of the financial return on your Securities or of how that return might compare to the financial return if you were to invest directly in the underlying index.

Risk Factors

Your investment in the Securities will involve risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the underlying index and you may lose some or all of the principal amount of your Securities. Investing in the Securities is not equivalent to investing directly in the underlying index or the index constituents. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Securities.

The Securities are fully exposed to any decline in the level of the underlying index and you may lose some or all of your principal amount.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a guaranteed fixed amount at maturity or upon an early exchange. We will pay you at maturity or upon an early exchange a Redemption Amount per Security, based on the performance of the underlying index and the cumulative effect of any applicable fees. Because the level of the underlying index is subject to fluctuations in the index constituents and market performance generally, the amount of cash you receive at maturity or upon an early exchange may be more or less than your principal amount. If the level of the underlying index decreases, you will lose some or all of your principal amount. If the level of the underlying index increases, the increase must be in an amount sufficient to offset the cumulative effect of any applicable fees in order to receive a positive return on your Securities. See “General Terms of the Securities — Payment at Maturity” beginning on page PS-18.

The cumulative effect of the fees will reduce your participation in the performance of the underlying index.

The fees (which may consist of an upfront fee and/or a Fee Amount), if applicable, will diminish the value of the Securities by reducing the Redemption Amount. The upfront fee, if applicable, will be provided in the applicable pricing supplement. The Fee Amount, if applicable, is equal to a pre-determined percentage per annum (which will be provided in the applicable pricing supplement) multiplied by the Investment Amount multiplied by the Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date and then increasing, on each subsequent calendar day, by an amount equal to: (a pre-determined percentage/365) x Investment Amount x Index Performance. If the value of the underlying index decreases or does not increase significantly so as to offset the cumulative effect of the fees on the Redemption Amount, you will receive less than your principal at maturity or upon an early exchange. To demonstrate the cumulative effect of the upfront fee and the Fee Amount on your payment at maturity, please review the hypothetical calculations in “Hypothetical Payment Amount on Your Securities” on page PS-8.

The market value of your Securities may be influenced by unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date or the final valuation date, as the case may be, when the calculation agent will determine your payment at maturity or upon an early exchange. Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the underlying index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the underlying index (i.e., the frequency and magnitude of changes in the level of the underlying index on the date that the market value of the Securities is determined);
➢	the composition of the underlying index and changes in the index constituents;

Risk Factors

➢	the dividend rate paid on the index constituent stocks in the underlying index (while not paid to holders of the Securities, dividend payments may influence the closing level of the underlying index and the market value of options on the underlying index and therefore affect the market value of the Securities);
➢	supply and demand for the Securities, including inventory positions with UBS Securities LLC, its affiliates or any other market maker;
➢	economic, financial, political, regulatory, geographical, judicial or other events that affect the level of the underlying index and index markets generally;
➢	the exchange rate and volatility of the exchange rate of the U.S. dollar and any other currency in which the index constituent stocks are denominated;
➢	interest and yield rates in the market;
➢	the time remaining to the applicable exchange date or the Securities or the maturity date; and
➢	the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Owning the Securities is not the same as owning the index constituents.

The return on your Securities may not reflect the return you would realize if you actually owned the index constituents and held such investment for a similar period. The level of the underlying index is calculated in part by reference to the prices of the index constituent stocks without taking into consideration the rights that holders of the index constituent stocks or futures contracts on the index commodities may have. Even if the level of the underlying index increases above the Index Starting Level during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the level of the underlying index to increase over the term while the market value of the Securities declines.

Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions on the index constituent stocks. As an owner of the Securities, you will not have voting rights or any other rights that holders of the index constituents may have.

Changes that affect the underlying index will affect the market value of your Securities and the amount you will receive at maturity of your Securities.

The policies of the sponsor of the underlying index to which your Securities are linked (the “index sponsor”) concerning the calculation of the underlying index, additions, deletions or substitutions of the index constituents and the manner in which changes affecting the index constituents, the issuers of the index constituent stocks (such as stock dividends, reorganizations or mergers) or the index commodities (such as prolonged changes in market value, significantly decreased liquidity or if any such index commodity ceases to exist) are reflected in the underlying index, could affect the value of the underlying index and, therefore, could affect the amount payable on your Securities at maturity and the market value of your Securities prior to maturity. The amount payable on the Securities and their market value could also be affected if an index sponsor changes these policies, for example by changing the manner in which it calculates the underlying index, or if an index sponsor discontinues or suspends calculation or publication of the underlying index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Ending Level is not available because of a market disruption event or for any other reason, and no successor index is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the Index

Risk Factors

Ending Level or fair market value of the Securities — and thus the amount payable at maturity — in a manner it considers appropriate, in its sole discretion.

The formula for determining the Redemption Amount does not take into account all developments in the underlying index.

Changes in the underlying index during the term of the Securities before the applicable valuation date or final valuation date, as the case may be, may not be reflected in the calculation of the cash payment payable upon an early exchange or at maturity. The calculation agent will calculate such cash payment by comparing only the level of the underlying index on the trade date relative to the level of the underlying index on the applicable valuation date or final valuation date, as the case may be. No other levels will be taken into account. As a result, you may lose some or all of your principal even if the underlying index has risen enough to offset the cumulative effect of the fees before falling to a level below that point on the applicable valuation date or the final valuation date, as the case may be.

In the case of Securities linked to a commodities index, commodity prices may change unpredictably, affecting the value of your Securities in unforeseeable ways.

Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates, and trading activities in commodities and related futures contracts. These factors may affect the closing level of the underlying index and, therefore, the value of your Securities in varying ways. Different factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.

In the case of Securities linked to a commodities index, higher future prices of commodities included in the underlying index relative to their current prices may lead to a decrease in the amount payable at maturity.

Your Securities may be linked to an underlying index that is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the applicable physical commodity. As the exchange-traded futures contracts approach expiration, they are replaced by contracts that have a later expiration. The relative sale prices of the contracts with earlier and later expiration dates will depend on the commodities included in the underlying index and the markets for those commodities during the term of your Securities. Sale prices for contracts with later expiration dates that are higher than the sale prices for contracts expiring earlier could adversely affect the value of the commodity index to which your Securities are linked and, accordingly, decrease the payment you receive at maturity.

Historical performance of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the Securities.

The historical performance of the underlying index should not be taken as an indication of the future performance of the underlying index. As a result, it is impossible to predict whether the closing level of the underlying index will rise or fall. The closing level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors, as discussed above.

There may not be an active trading market in the Securities — sales in the secondary market may result in significant losses.

There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide

Risk Factors

significant liquidity or trade at prices advantageous to you. If you sell your Securities before maturity or the applicable exchange date, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

Trading and other transactions by UBS or its affiliates in the underlying index constituents, futures, options, exchange-traded funds or other derivative products on the index constituents or in the underlying index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging”, generally we or one or more affiliates may hedge our obligations under the Securities by purchasing the index constituents, futures or options on the index constituents or on the underlying index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituents or in the underlying index. We may adjust these hedges by, among other things, purchasing or selling the index constituents, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the underlying index or of the index constituents at any time. Although generally they are not expected to, any of these hedging activities may adversely affect the market price of the index constituents and/or the level of the underlying index, and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in the index constituents and may make other investments relating to the index constituents or to the underlying index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the index constituents and/or the level of the underlying index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the index constituents or the underlying index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities.

UBS Securities LLC and other affiliates of UBS also currently intend to make a secondary market in the Securities. As market makers, trading of the Securities may cause UBS Securities LLC or other affiliates of UBS to be long or short the Securities in their inventory. The supply and demand for the Securities, including inventory positions of market makers, may affect the secondary market price for the Securities.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Securities, and may do so in the future. Any such research, opinions or recommendations could affect the closing level of the underlying index to which the Securities are linked or the market value of the Securities.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying index and/or index constituents that are not for the account of holders of the Securities or on their

Risk Factors

behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers, and in accounts under their management. These trading activities, if they influence the closing level of the underlying index, could be adverse to such holders’ interests as beneficial owners of the Securities.

UBS and its affiliates may, at present or in the future, engage in business with the underlying index sponsor, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Securities as beneficial owners of the Securities. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the closing level of the underlying index and, therefore, the market value of the Securities.

UBS and its affiliates may have no affiliation with the index sponsors and, if so, are not responsible for their public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the sponsor of any underlying index that may be used to calculate the payment at maturity or early exchange of the Securities (except for licensing arrangements discussed below) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. If an index sponsor discontinues or suspends the calculation of the underlying index to which your Securities are linked, it may become difficult to determine the market value of the Securities and the payment at maturity or on the applicable exchange date. The calculation agent may designate a successor index in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the underlying index exists, the payment you receive at maturity or early exchange will be determined by the calculation agent in its sole discretion. See “General Terms of the Securities — Market Disruption Event” on page PS-20 and “General Terms of the Securities — Role of Calculation Agent”on page PS-24. The respective underlying index sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying index sponsor and the underlying index to which your Securities are linked from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the respective underlying index sponsor or the underlying index contained in any pricing supplement. You, as an investor in the Securities, should make your own independent investigation into the respective underlying index sponsor and the underlying index for your Securities.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, may serve as the calculation agent. The calculation agent will, among other things, decide the Redemption Amount paid to you at maturity or upon early exchange. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-24. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying index has occurred or is continuing on a day when the calculation agent will determine the Index Ending Level of the underlying index. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our

Risk Factors

hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such determination.

The calculation agent can postpone the determination of the Index Ending Level or the applicable exchange date or the maturity date, as the case may be, if a market disruption event occurs on the applicable valuation date or the final valuation date, as the case may be.

If the calculation agent determines that a market disruption event has occurred or is continuing on the applicable valuation date or the final valuation date, as the case may be, the applicable valuation date or the final valuation date, as the case may be will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the closing level of the underlying index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the applicable valuation date or the final valuation date, as the case may be, be postponed by more than ten business days. As a result, the applicable exchange date or maturity date for the Securities could also be postponed, although not by more than ten business days.

If the applicable valuation date or the final valuation date, as the case may be, is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the applicable valuation date or the final valuation date, as the case may be. If the closing level of the underlying index is not available on the last possible applicable valuation date or final valuation date, as the case may be, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the underlying index that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Securities — Market Disruption Event” on page PS-20.

An investment in the Securities may be subject to risks associated with non-U.S. securities markets.

Some or all of the index constituent stocks to which your Securities may be linked may be issued by foreign companies and may trade on foreign exchanges. An investment in securities linked to the value of foreign equity securities or foreign exchange-traded futures contracts involves particular risks. Generally, foreign securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect foreign markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these foreign markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Securities and futures prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities and futures markets, include the possibility of recent or future changes in the foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment,

Risk Factors

resources and self-sufficiency. Finally, it will likely be more costly and difficult for any index sponsor to enforce the laws or regulations of a foreign country or exchange.

Any index constituent stock that is issued by a foreign company and any index commodity that is traded on a foreign exchange will be specified in the applicable pricing supplement.

The inclusion of commissions and compensation in the original issue price of the Securities is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which we or any affiliate would be willing to purchase any Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price for the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section above, “Supplemental U.S. Tax Considerations” below, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult with your tax advisor about your own tax situation.

The index return for the Securities will not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect an index whose underlying constituent stocks are traded in currencies other than the U.S. dollar.

Although the underlying index constituent stocks may be traded in, or their closing prices may be converted into, currencies other than the U.S. dollars, the Securities, which are linked to the underlying index, are denominated in U.S. dollars, and the amount payable on the Securities at maturity or upon an early exchange will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the index constituent stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the index return for the Securities. The amount we pay in respect of the Securities on the applicable exchange date or maturity date will be determined solely in accordance with the procedures described in “General Terms of the Securities” beginning on page PS-18.

The Securities may be subject to currency exchange risk.

Because the price of the index constituent stocks may be converted by the sponsor of the underlying index into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the value of the underlying index, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the countries represented in any such underlying index. An investor’s net exposure will depend on the extent to which the currencies of the index constituent stocks strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective constituent currencies, the value of any such underlying index may be adversely affected, and the payment at maturity of the Securities may be reduced.

Risk Factors

Of particular importance to potential currency exchange risk are:

➢	existing and expected rates of inflation;
➢	existing and expected interest rate levels;
➢	the balance of payments; and
➢	the extent of governmental surpluses or deficits in the countries relevant to the index and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries relevant to the index, the United States and other countries important to international trade and finance.

Valuation of the Securities

Each offering of the Securities is linked to the performance of a different underlying index and is subject to the particular terms set forth in the applicable pricing supplement. The performance of each offering of the Securities will depend on the performance of the underlying index to which such offering is linked and will not depend on the performance of any other offering of the Securities.

At maturity or upon an early exchange. Your cash payment at maturity or upon early exchange is based on the Index Performance and the cumulative effect of any applicable fees, as described under “General Terms of the Securities — Payment at Maturity.”

Prior to maturity or upon an early exchange. You should understand that the market value of your Securities prior to maturity or early exchange will be affected by several factors, many of which are beyond our control and interrelated in complex ways. Generally, we expect that the level of the underlying index on any day will affect the market value of your Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, the expected volatility of the underlying index level, supply and demand for your Securities, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page PS-10 for a discussion of the factors that may influence the market value of the Securities prior to maturity or upon an early exchange.

General Terms of the Securities

The following is a summary of the general terms of the Securities. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through the Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Securities:

Coupon

We will not pay you interest during the term of the Securities.

Denominations

Each offering of the Securities will have a principal amount of $10, unless otherwise specified in the applicable pricing supplement.

Payment at Maturity or upon Early Exchange

At maturity or upon an early exchange, you will receive a cash payment per Security equal to the Redemption Amount, which is calculated on the applicable valuation date or the final valuation date, as the case may be, and based on the Index Performance.

The Redemption Amount will equal:

(Investment Amount x Index Performance) – any applicable Fee Amount

The “Investment Amount” will equal:

Principal amount – any applicable upfront fee

The “Index Performance” will be calculated as follows:

Index Ending Level

Index Starting Level

The “Index Starting Level” will equal the closing level of the underlying index on the trade date.

The “Index Ending Level” will equal the closing level of the underlying index on the applicable valuation date or the final valuation date, as the case may be.

The “Fee Amount”, if applicable, will equal a pre-determined percentage per annum multiplied by the Investment Amount multiplied by the Index Performance, calculated on a daily basis, with the fee being equal to zero on the trade date, and then increasing, on each subsequent calendar day, by an amount equal to: (a pre-determined percentage/365) x Investment Amount x Index Performance.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early exchange.

The Securities are fully exposed to any decline in the level of the underlying index. You may lose some or all of your investment if the underlying index declines or if the underlying index does not increase by an amount sufficient to offset the cumulative effect of the fees.

General Terms of the Securities

Exchange Right

You will have the right to exchange your Securities annually on each exchange date for a cash payment equal to the Redemption Amount determined on the applicable valuation date, which will be the third, fourth or fifth business day before the applicable exchange date.

In order to effect this exchange and receive the Redemption Amount, you must instruct your broker or other person through whom you hold your Securities, no later than 12:00 p.m. (New York City time) on the 10th business day prior to the applicable exchange date, to transfer your book-entry interest in the Securities to the Trustee for the benefit of our account at or prior to 10:00 a.m. (New York City time) on the third business day after the applicable valuation date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you instruct your broker or other person through whom you hold your Securities after 12:00 p.m. (New York City time) on the 10th business day prior to the applicable exchange date, your notice will not be effective, you will not be able to exchange your Securities until the following exchange date and you will need to complete all the required steps if you should wish to exchange your Securities on any subsequent exchange date.

Since the Securities will be held only in book-entry form, only DTC may exercise the exchange right with respect to the Securities. Accordingly, beneficial owners of Securities that desire to have all or any portion of their Securities exchanged must instruct the DTC participant through which they own their interest to direct DTC to exercise the exchange right on their behalf. All instructions given to participants from beneficial owners of Securities relating to the right to exchange their Securities will be irrevocable. In addition, at the time instructions are given in order to effect this exchange and receive the Redemption Amount, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related Securities, on DTC’s records, to the Trustee for the benefit of our account.

Maturity Date

The maturity date for your Securities will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the next following business day. The maturity date will be at least 365 days from the trade date. If the calculation agent postpones the final valuation date, the maturity date will be automatically postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement(s) of the final valuation date. As discussed below under “— Final Valuation Date”, the calculation agent may postpone the final valuation date or dates if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “— Market Disruption Event” below.

The postponement of the maturity date for one offering of the Securities will not affect the maturity date for any other offering of the Securities.

Final Valuation Date

The final valuation date for your Securities will be the date specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Securities be postponed by more than ten business days.

General Terms of the Securities

The postponement of the final valuation date for one offering of the Securities will not affect the final valuation date for any other offering of the Securities.

Exchange Dates

The exchange dates will be specified in the applicable pricing supplement, unless the specified day is not a business day, in which case the exchange date will be the next following business day. If the fifth business day before the applicable exchange date does not qualify as the applicable valuation date as determined in accordance with “— Valuation Date” below, then the applicable exchange date will be the third, fourth or fifth business day after the immediately preceding valuation date. The calculation agent may postpone the applicable valuation date — and therefore the applicable exchange date — if a market disruption event occurs or is continuing on a day that would otherwise be the applicable valuation date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

The applicable valuation date will be the third, fourth or fifth business day before the applicable exchange date, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the applicable valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the applicable valuation date for the Securities be postponed by more than ten business days.

Closing Level

Unless otherwise specified in the applicable pricing supplement, the closing level of the underlying index on any day will be determined based on the closing level of the underlying index or any successor index or alternative calculation of the underlying index published following the regular official weekday close of the principal trading session of the relevant exchange for the underlying index.

Market Disruption Event

The calculation agent will determine the Index Ending Level on the applicable valuation date or the final valuation date, as the case may be. As described above, the applicable valuation date or the final valuation date, as the case may be, may be postponed, and thus the determination of the Index Ending Level if the calculation agent determines that, on the applicable valuation date or the final valuation date, as the case may be, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the underlying index on the first business day on which no market disruption event has occurred or is continuing. In no event, however, will the determination of the index closing and ending levels be postponed by more than ten business days.

If the determination of the index closing and ending levels is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. Any of the following will be a market disruption event, in each case as determined by the calculation agent in its sole discretion:

➢	a termination, suspension, absence or material limitation of trading in a material number of index constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;
➢	a termination, suspension, absence or material limitation of trading in option or futures contracts relating to the underlying index or to a material number of index constituent stocks in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in such market;

General Terms of the Securities

➢	the occurrence of any event on any day or any number of consecutive days as determined by the calculation agent in its sole and reasonable discretion that affects our currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in the Index; or
➢	a termination, suspension, absence or material limitation of trading in any futures contract included in an index to which your Securities are linked; a change in the settlement price of any futures contract included in an index to which your Securities are linked by an amount equal to the maximum permitted price change from the previous day’s settlement price; or
➢	the settlement price is not published for any individual futures contract included in an index to which your Securities are linked; the underlying index is not published; or in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to your Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying index, in any index constituent stocks or index commodities, or in any futures contract on such underlying index.

For this purpose, an “absence of trading” in the primary securities market or markets on which option or futures contracts related to the index or any index constituent stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Underlying Index; Alteration of Method of Calculation

If any index sponsor discontinues publication of the underlying index and the index sponsor or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the underlying index and approves the substitute index as a successor index, then the calculation agent will determine the index closing levels, Index Performance, Index Starting Level, Index Ending Level and the amount payable at maturity or upon an early exchange by reference to such successor index.

If the calculation agent determines that the publication of the underlying index is discontinued and that there is no successor index on any date when the value of the underlying index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks, physical commodities, exchange-traded futures contracts on physical commodities or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying index.

If the calculation agent determines that the index constituents or the method of calculating the underlying index have been changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index constituents or of the futures contracts on the underlying index, as applicable, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index constituent stocks or their issuers or the index commodities, as applicable, or is due to any other reason — that causes the underlying index not to fairly represent the value of the underlying index had such changes not been made or that otherwise affects the calculation of the index closing levels, Index Performance, Index Starting Level, Index Ending Level or the amount payable at maturity or upon an early exchange, then the calculation agent may make adjustments in this

General Terms of the Securities

method of calculating the underlying index that it believes are appropriate to ensure that the index return used to determine the amount payable on the maturity date or upon early exchange is equitable. All determinations and adjustments to be made by the calculation agent with respect to the index closing levels, Index Performance, Index Starting Level, Index Ending Level and the amount payable at maturity or upon early exchange or otherwise relating to the level of the underlying index may be made by the calculation agent in its sole discretion.

Redemption Price upon Optional Tax Redemption

We have the right to redeem your Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Securities is accelerated, we will pay the default amount in respect of the principal of your Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for your Securities on any day will be an amount, in U.S. Dollars for the principal of your Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Securities, which we describe below, the holders of your Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and, as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in

General Terms of the Securities

writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the applicable valuation date or the final valuation date, as the case may be, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon an early exchange will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Securities, we mean a day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

When we refer to a modified business day with respect to your Securities, we mean any day that is a modified business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus. As described in the prospectus, any payment on your Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “— Maturity Date”, “— Exchange Date” and “— Valuation Dates” above.

General Terms of the Securities

Role of Calculation Agent

Our affiliate, UBS Securities LLC, may serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity or upon early exchange, market disruption events, business days, the default amount, the Index Performance, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

Unless otherwise specified in the applicable pricing supplement, the Securities will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of the underlying index and/or listed and/or over-the-counter options, futures or exchange-traded funds on the underlying index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of index constituents or other securities of issuers of the index constituent stocks;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the underlying index, or the level of other similar market indices, or the value of the index constituents; or
➢	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Securities on or before the applicable valuation date or the final valuation date, as the case may be, for your Securities. That step may involve sales or purchases of the index constituents, listed or over-the-counter options or futures on the index constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the underlying index, or indices designed to track the performance of the underlying index or markets relating to the underlying index.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page PS-10 of this product supplement for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a life insurance company,
➢	a tax-exempt organization,
➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or
➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

The discussion below assumes that the underlying index is not predominantly composed of entities that are treated as passive foreign investment companies for United States federal income tax purposes. Please consult your tax adviser regarding the treatment of Securities that relate to an underlying index that is predominantly composed of passive foreign investment companies.

There is no authority that directly addresses the tax treatment of your Securities and thus the tax treatment of your Securities is uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid forward contract with respect to the underlying index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or

Supplemental U.S. Tax Considerations

judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should recognize capital gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. Alternatively, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, exchange or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

It is also possible that the IRS could assert that your Securities should be subject to the “constructive ownership” rules set forth in Section 1260 of the Code. Specifically, Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Unless specified otherwise in the applicable pricing supplement, Section 1260 in its current form would not apply to the Securities. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possible with retroactive effect) to expand the application of the “constructive ownership” regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Securities. If Section 1260 were to apply to the Securities, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on sale, exchange, maturity, or other taxable disposition of the Securities as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in index constituents that are included in the underlying index during the period in which you hold the Securities. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Securities in whole or in part to the extent that a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the index constituents upon rebalancing of the underlying index between the issue date for the Securities and the date of the disposition of the Securities.

Supplemental U.S. Tax Considerations

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be required to include interest income to the extent of the interest component, if any, of the underlying index of (ii) you should be required to recognize taxable gain upon a rebalancing or a rollover, if any, of the assets that comprise the underlying index. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,
➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

➢	a United States person,
➢	a controlled foreign corporation for United States tax purposes,

Supplemental U.S. Tax Considerations

➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
➢	a foreign partnership, if at any time during its tax year:
➢	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
➢	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

Unless otherwise specified in the applicable pricing supplement, with respect to each Security to be issued, UBS will agree to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. will agree to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of the applicable pricing supplement. Each Security will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. In addition, UBS has agreed to pay an additional amount on each anniversary of the settlement date (the “annual commission”) to UBS Financial Services Inc. in respect of clients that continue to hold the Securities through UBS Securities LLC and UBS Financial Services Inc. through such anniversary. The annual commission will equal [•]% per annum multiplied by the Investment Amount multiplied by the Index Performance for the outstanding Securities held through UBS Securities LLC and UBS Financial Services Inc. at such anniversary. UBS has procedures in place to ensure that underwriting compensation to UBS Securities LLC and UBS Financial Services Inc. will not exceed 8% of proceeds. UBS Securities LLC and UBS Financial Services Inc. intend to resell the Securities they purchase at the original issue price specified in the applicable pricing supplement. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price applicable to the offered Securities of up to the underwriting discount set forth in the applicable pricing supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus. UBS may use this product supplement and accompanying prospectus in the initial sale of any Securities.

In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Securities after its initial sale. In connection with any Securities offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

We may deliver certain Securities against payment for the Securities on or about the third, fourth or fifth business day following the date of the pricing of the Securities. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or the next succeeding business day will be required, for any offerings in which we expect Securities initially to settle in four or five business days (T+4 or T+5), to specify alternative settlement arrangements to prevent a failed settlement. We will specify any such T+4 or T+5 plan of distribution in the applicable pricing supplement.